UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, DC 20549

INFORMATION STATEMENT

SCHEDULE 14C
 (RULE 14C-101)

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

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[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[  ] Definitive Information Statement

CHALLENGER POWERBOATS, INC.
(Name of Registrant As Specified in Charter)

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CHALLENGER POWERBOATS, INC.
300 WESTLINK DR.
WASHINGTON, MO 36090
 (636) 390-9000

To Our Stockholders:

The purpose of this letter is to inform you that we intend to amend our Amended Articles of Incorporation, as amended, by written consent of our stockholders to increase the authorized shares of our common stock from 100,000,000 shares to 500,000,000 shares and to effectuate a reverse split of our issued an outstanding shares of common stock in the ratio of up to 1:20, as determined in the sold discretion of our Board of Directors.

WE ARE NOT ASKING FOR YOUR PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Because the written consent of a majority of stockholders satisfies any applicable stockholder voting requirement of the Nevada Revised Statutes, our Amended Articles of Incorporation, as amended, and our By-Laws, we are not asking for a proxy and you are not requested to send one.

The accompanying Information Statement is for information purposes only and explains the terms of the amendment to our Amended Articles of Incorporation, as amended and the reverse split. Please read the accompanying Information Statement carefully.

By Order of the Board of Directors,

By: /s/ Laurie Phillips
Laurie Phillips
Chief Executive Officer

April 20, 2007

Challenger Powerboats, Inc. 300 Westlink Drive Washington, MO 63090 (636) 390-9000

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement will be mailed on or about May 2, 2007 to the stockholders of record of Challenger Powerboats, Inc., at the close of business on March 7, 2007 (the "Record Date"). This Information Statement is being sent to you for information purposes only. No action is requested on your part. This Information Statement is being furnished to our stockholders to inform you of the adoption of a resolution by written consent by the holders of a majority of the outstanding shares of our common stock, par value $0.001.

The resolution gives us the authority to amend our Amended Articles of Incorporation, as amended, to increase the authorized shares of our common stock from 100,000,000 shares to 500,000,000 shares and to effectuate a reverse split of our issued and outstanding shares of common stock in the ratio of up to 1:20.

VOTING INFORMATION

As of the Record Date of March 7, 2007, we had authorized 100,000,000 shares of common stock, of which 68,058,524 shares were issued and outstanding at March 7, 2007. Each share of common stock has one vote.

A majority of votes representing 52.3% of votes cast by holders of our common stock have executed a written consent in favor of the action to increase the authorized shares of our common stock from 100,000,000 shares to 500,000,000 shares and to effectuate a reverse split of our issued and outstanding shares of common stock in the ratio of up to 1:20.

This consent satisfies the stockholder approval requirement for the proposed actions. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposal will not be adopted until a date at least 20 days after the date on which this Information Statement has been mailed to stockholders. We anticipate that the action contemplated herein will be effected on or about the close of business on May 24, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our outstanding classes of stock as of March 7, 2007, by each person known by us to own beneficially more than 5% of each class, by each of our Directors and Executive Officers and by all Directors and Executive Officers as a group. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock except to the extent that authority is shared by spouses under applicable law. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of common stock issued and outstanding on March 7, 2007, plus shares of common stock subject to options, warrants and conversion rights held by such person on March 7, 2007 and exercisable or convertible within 60 days thereafter.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned	Percent of Class (1)
Michael Novielli (2) 1110 Rt. 55, Suite 206, LaGrangeville, NY 12540	412,634,406	90.9%
Douglas Leighton (3) 50 Commonwealth Ave, Suite 2 Boston, MA 02116	412,634,406	90.9%
Dutchess Private Equities Fund, LP (4) 50 Commonwealth Ave, Suite 2 Boston, MA 02116	223,570,528	79.8%
Dutchess Private Equities Fund, II, LP (5) 50 Commonwealth Ave, Suite 2 Boston, MA 02116	186,789,527	77.3%
Laurie Phillips 300 Westlink Drive, Washington, MO 63090	- 0 -	*
Jack Clark 300 Westlink Drive, Washington, MO 63090	- 0 -	*
Theodore Smith 50 Commonwealth Ave, Suite 2 Boston, MA 02116	- 0 -	*
Barrett Evans (6) 301 East Ocean Blvd., Suite 640, Long Beach, CA 90802	5,975,540	8.5%
eFund Small Cap. Fund LP (7) 301 East Ocean Blvd, Suite 640 Long Beach, CA 90802	5,652,460	8.0%
eFund Capital Partners, LLC (8) 301 East Ocean Blvd, Suite 640 Long Beach, CA 90802	5,973,273	8.5%
All directors and current executive officers as a group	412,679,656	90.9%
* Less than 1%

(1) The number of shares issued and outstanding on March 7, 2007 was 68,058,524 shares.

(2) Mr. Novielli is a member of our board of directors.  The total number of shares Mr. Novielli beneficially owns is comprised of 45,250 shares owned by Mr. Novielli which he has sole voting and dispositive power of, 11,384,711 shares owned by Dutchess Private Equities Fund, LP, 13,142,360 shares owned by Dutchess Private Equities Fund, II, LP, 2,229,101 shares owned by Dutchess Advisors, LLC, 212,185,817 shares issuable within 60 days to Dutchess Private Equities Fund, LP pursuant to convertible debentures and 173,647,167 shares issuable within 60 days to Dutchess Private Equities Fund, II, LP pursuant to convertible debentures. Mr. Novielli is a managing member of Dutchess Capital Management, LLC, which acts as general partner to Dutchess Private Equities Fund, LP, Dutchess Private Equities Fund, II, LP, and Dutchess Advisors, LLC.

(3) Mr. Leighton is a member of our board of directors.  The total number of shares Mr. Leighton beneficially owns is comprised of 45,250 shares owned by Mr. Leighton which he has sole voting and dispositive power of, 11,384,711 shares owned by Dutchess Private Equities Fund, LP, 13,142,360 shares owned by Dutchess Private Equities Fund, II, LP, 2,229,101 shares owned by Dutchess Advisors, LLC, 212,185,817 shares issuable within 60 days to Dutchess Private Equities Fund, LP pursuant to convertible debentures and 173,647,167 shares issuable within 60 days to Dutchess Private Equities Fund II, LP pursuant to convertible debentures. Mr. Leighton is a managing member of Dutchess Capital Management, LLC, which acts as general partner to Dutchess Private Equities Fund, LP, Dutchess Private Equities Fund, II, LP, and Dutchess Advisors, LLC.

(4) Dutchess Private Equities Fund, LP, owns 11,384,711 shares and 212,185,817 shares issuable to Dutchess Private Equities Fund, LP within 60 days pursuant to convertible debentures. Mr. Leighton and Mr. Novielli are managing members of Dutchess Capital Management, LLC, which acts as general partner to Dutchess Private Equities Fund, LP, and have shared voting and dispositive power over the shares owned by Dutchess Private Equities Fund, LP.

(5) Dutchess Private Equities Fund, II, LP owns 13,142,360 shares and 173,647,167 shares issuable to Dutchess Private Equities Fund II, LP within 60 days pursuant to convertible debentures. Mr. Leighton and Mr. Novielli are managing members of Dutchess Capital Management, LLC, which acts as general partner to Dutchess Private Equities Fund, II, LP, and have shared voting and dispositive power over the shares owned by Dutchess Private Equities Fund, II, LP.

(6) The total number of shares Mr, Evans beneficially owns is comprised of 2,267 shares which he obtained pursuant to our Non-Employee Director and Consulting Plan., 320,813 shares owned by eFund Capital Partners, LLC, and 3,172,460 shares owned by eFund Small Cap Fund, LP., 240,000 shares issuable within 60 days to eFund Small Cap Fund, LP pursuant to the exercise of warrants and 2,240,000 shares issuable within 60 days to eFund Small Cap Fund, LP pursuant to convertible debentures. Mr. Evans is the managing member of eFund Capital Partners, LLC, and eFund Capital Partners, LLC is the managing partner of eFund Small-Cap Fund, LP. In preparing the information regarding Mr. Evans’ beneficial ownership, we relied on his Schedule 13D filed with the Securities and Exchange Commission on February 6, 2007.

(7) eFund Small Cap Fund, LP owns 3,172,460 shares of common stock, 240,000 shares of common stock issuable within 60 days pursuant to the exercise of warrants and 2,240,000 shares of common stock issuable within 60 days pursuant to convertible debentures. eFund Small Cap Fund, LP is controlled by Barrett Evans. eFund Capital Partners, LLC is the managing partner of eFund Small Cap Fund, LP and Mr. Evans is the managing member of eFund Capital Partners, LLC.   In preparing the information regarding the beneficial ownership of eFund Small Cap Fund LP, we relied on Mr. Evans’ Schedule 13D filed with the Securities and Exchange Commission on February 6, 2007.

(8) eFund Capital Partners, LLC owns 320,813 shares of common stock.   eFund Capital Partners, LLC is also the managing partner of eFund Small Cap Fund, LP which owns 3,172,460 shares of common stock. Furthermore, eFund Small Cap Fund, LP has the right to acquire 240,000 shares of common stock through the exercise of warrants and can also obtain 2,240,000 shares of common stock through the conversion of convertible debentures.  Mr. Evans is the managing member of eFund Capital Partners, LLC. In preparing the information regarding the beneficial ownership of eFund Capital Partners LLC, we relied on Mr. Evans’ Schedule 13D filed with the Securities and Exchange Commission on February 6, 2007.

REASON FOR AND GENERAL EFFECT OF INCREASING AUTHORIZED COMMON STOCK

We believe we need to increase our authorized shares of common stock available for issuance by the Company so that we can efficiently continue to grow our operations. An increase in the authorized number of shares of common stock will enable us to take advantage of various potential business opportunities through the issuance of our securities, including, without limitation, issuing stock dividends to existing stockholders, providing equity incentives to employees, officers or directors, establishing certain strategic relationships with other companies and expanding our business through acquisitions should our share price and liquidity improve. We have no present agreements or definitive plans to acquire any such businesses.

The additional shares of common stock to be authorized for issuance will possess rights identical to the currently authorized common stock. The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. All voting is on a non-cumulative basis. The stockholders of common stock do not have any preemptive rights. The amendment to authorize the issuance of additional shares of common stock will not have any effect on the par value of the common stock. Nevertheless, the issuance of such additionally authorized shares of common stock would affect the voting rights of our current stockholders because there would be an increase in the number of outstanding shares entitled to vote on corporate matters, including the election of directors, if and when any such shares of common stock are issued in the future. If the Board of Directors determines that an issuance of shares of our common stock is in our best interest and our stockholders' best interest, the issuance of additional shares would have the effect of diluting the earnings per share or book value per share of the outstanding shares of common stock or the stock ownership or voting rights of a stockholder.

POTENTIAL ANTI-TAKEOVER EFFECTS OF THE AMENDMENT TO INCREASE AUTHORIZED SHARES

The increase in the number of authorized shares of common stock and the subsequent issuance of all or a portion of those shares could have the effect of delaying or preventing a change of control without further action by the stockholders. Subject to applicable law and stock exchange requirements, we could issue shares of authorized and unissued common stock in one or more transactions that would make a change of control more difficult and therefore less likely. Any issuance of additional shares could have the effect of diluting the earnings per share and book value per share of the outstanding shares of common stock or the stock ownership and voting rights of a person seeking to obtain control of our Company. The increase in authorized shares is reflected in our proposed Articles of Amendment included with this proxy as Exhibit A.

REASON FOR AND GENERAL EFFECT OF THE REVERSE SPLIT

If we implement a reverse split, the immediate effect will be to reduce the number of shares of the outstanding common stock and to increase the trading price of such common stock. However, the effect of any effected reverse split upon the market price of the common stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances sometimes improves stock performance, but in many cases does not. There can be no assurance that the trading price of the common stock after the reverse split will rise in proportion to the reduction in the number of shares of our common stock outstanding as a result of the reverse split or remain at an increased level for any period. Also, there is no assurance that a reverse stock split would not eventually lead to a decrease in the trading price of the common stock. The trading price of the common stock may change due to a variety of other factors, including our operating results and other factors related to our business and general market conditions.

EFFECTS OF A REVERSE SPLIT ON OWNERSHIP BY INDIVIDUAL STOCKHOLDERS

If we implement a reverse split, the number of shares of our common stock held by each stockholder would be reduced by multiplying the number of shares held immediately before the reverse split by the selected exchange ratio, and then rounding up to the nearest whole share. We would not pay cash to each stockholder in respect of any fractional interest in a share resulting from the reverse stock split. The reverse split would not affect any stockholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that interests in fractional shares would be rounded up to the nearest whole share.

EFFECT OF A REVERSE SPLIT ON OPTIONS, WARRANTS AND OTHER SECURITIES

In addition, all outstanding options, warrants and other securities entitling their holders to purchase shares of our common stock would be adjusted as a result of a reverse split, as required by the terms of these securities. In particular, proportionate adjustments would be made to the exercise price per share and the number of shares issuable upon the exercise of all outstanding options, entitling the holders to purchase shares of our common stock, which would result in approximately the same aggregate price being required to be paid for such options upon exercise immediately preceding the reverse stock split. Also, the number of shares reserved for issuance under any existing employee stock option plans would be reduced proportionally based on the selected exchange ratio of the reverse split.

OTHER EFFECTS OF A REVERSE SPLIT ON OUTSTANDING SHARES

If a reverse split is implemented, the rights and preferences of the outstanding shares of the common stock would remain the same after the reverse split. Each share of common stock issued pursuant to the reverse split would be fully paid and nonassessable.

If a reverse split is implemented, it would result in some stockholders owning "odd-lots" of less than 100 shares of the common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

AUTHORIZED SHARES OF COMMON STOCK

The reverse split, if implemented, would not change the number of authorized shares of the common stock as designated by our Amended Articles of Incorporation, as amended. Therefore, because the number of issued and outstanding shares of common stock would decrease, the number of shares remaining available for issuance under our authorized pool of common stock would increase.

The additional shares of common stock that will become available for issuance could also be used by our management to oppose a hostile takeover attempt or delay or prevent changes of control or changes in or removal of management, including transactions that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. Although the reverse split has been prompted by business and financial considerations, stockholders nevertheless should be aware that a reverse spit could facilitate future efforts by Company management to deter or prevent a change in control of the Company. The Board has no plans to use any of the additional shares of common stock that would become available following the approval of the reverse split, if any, for any such purposes.

ACCOUNTING CONSEQUENCES OF A REVERSE SPLIT

The par value per share of our common stock would remain unchanged if we implemented a reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the common stock would be reduced proportionally, based on the selected exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value would be increased because there would be fewer shares of the common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

FRACTIONAL SHARES RESULTING FROM A REVERSE SPLIT, IF IMPLEMENTED

We will not issue fractional shares in connection with a reverse split. In order to avoid the expense and inconvenience of issuing and transferring fractional shares of our common stock to stockholders who would otherwise be entitled to receive fractional shares of common stock following a reverse split, any fractional shares which would result from a reverse split would be rounded up to the next whole share.

IMPLEMENTATION OF REVERSE SPLIT

Our Board of Directors has adopted a resolution authorizing us to amend our Amended Articles of Incorporation, as amended, to increase the authorized shares of our common stock and to effectuate a reverse split of our issued and outstanding shares of common stock. If the Board elects to implement the reverse split, the number of issued and outstanding shares of our common stock would be reduced in accordance with the selected exchange ratio for the reverse split. The par value and number of authorized shares of the common stock would remain unchanged.

COSTS AND MAILING

We will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. We have asked or will ask brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the common stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

EXHIBIT A

ARTICLES OF AMENDMENT

TO THE

AMENDED ARTICLES OF INCORPORATION,

AS AMENDED

OF

CHALLENGER POWERBOATS, INC.

Challenger Powerboats, Inc., a corporation organized and existing under Nevada's Revised Statutes (the "Corporation"), DOES HEREBY CERTIFY:

ONE: The following amendments of the Amended Articles of Incorporation, as amended, were approved by the shareholders of the corporation on March 7, 2007 in the manner required by the Amended Articles of Incorporation, as amended:

(1) RESOLVED, that Article IV of the Amended Articles of Incorporation, as amended, of Challenger Powerboats, Inc. is hereby amended to read as follows:

"The aggregate number of shares which the corporation has the authority to issue is 500,000,000 shares (Five hundred million) of common stock with a par value of $.001 per share, or total capitalization of $500,000.00.”

TWO: The amendment to the Amended Articles of Incorporation, as amended, herein certified has been duly adopted in accordance with the provisions of Section 78.390 of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the Corporation has caused this amendment to the Amended Articles of Incorporation, as amended, to be signed by its duly authorized officer this May __, 2007.

Challenger Powerboats, Inc.
By:

Laurie Phillips
Chief Executive Officer